EXHIBIT 99

                             JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13D, dated September 19, 2008 (the "Schedule 13D"), with respect to the common stock, par value $0.01 per share, of BUCA, Inc. is, and any amendments executed by us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the dates written below.




                                       PLANET HOLLYWOOD INTERNATIONAL, INC.



                                       /s/ Martha H. McIntosh
                                       -----------------------------------------
                                       Name:  Martha H. McIntosh
                                       Title: Vice President, General Counsel
                                              and Secretary
                                       Date:  September 19, 2008



                                       BUCA Financing, LLC



                                       /s/ Thomas Avallone
                                       -----------------------------------------
                                       Name:  Thomas Avallone
                                       Title: Executive Vice President, Chief
                                              Financial Officer and Treasurer
                                       Date:  September 19, 2008